Exhibit 10.24

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 18, 2013 (the “Effective Date”), by and between WPV SAN JOSE, LLC, a Delaware limited liability company (“Seller”) and COLE CCPT IV ACQUISITIONS, LLC, a Delaware limited liability company (“Buyer”).

R E C I T A L S

A. Seller is the owner of the “Property” (as that term is defined in Section 2).

B. Seller desires to sell, and Buyer desires to purchase, the Property on the terms and conditions hereinafter documented.

NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, it is hereby agreed as follows:

1. Certain Defined Terms. As used herein:

1.1 “Purchase Price” shall mean Two Hundred Five Million and 00/100 Dollars ($205,000,000.00).

1.2 “Initial Deposit” shall mean Ten Million and 00/100 Dollars ($10,000,000.00), together with any interest earned thereon when in the possession of Title Company.

1.3 “Extension Deposit” shall mean One Million and 00/100 Dollars ($1,000,000.00), together with any interest earned thereon when in the possession of Title Company.

1.4 “Deposit” shall mean the Initial Deposit and the Extension Deposit.

2. Purchase and Sale. Upon the terms and conditions hereinafter set forth, Seller shall sell to Buyer, and Buyer shall purchase from Seller, certain real property located at 175 Curtner Avenue, at the northwest corner of Curtner Avenue and Monterey Highway, in San Jose, California and commonly known as “The Plant”, which is improved primarily with a retail shopping center consisting of approximately 509,614 square feet. As used herein, the term “Property” means collectively all right, title and interest of Seller in and to: (a) the land (the “Land”) described in Exhibit A hereto and all rights and appurtenances pertaining thereto, including rights in and to adjacent streets, alleys or rights-of-way and easements, licenses or interests relating thereto; (b) the easements, interests in roadways, strips and other rights appurtenant to the Land; (c) the building, improvements, structures and fixtures located upon the Land and their related elevators, utility facilities and life safety systems (if any) (collectively, the “Improvements”); (d) all tangible personal property now or on the “Closing Date” (as hereinafter defined) located on or about the Land or Improvements, subject to depletions, replacements and additions in the ordinary course of operating the Improvements owned by Seller and currently used solely in the operation, repair, and maintenance of the Land and Improvements, but excluding (i) tangible personal property owned by tenants under “Leases” (as hereinafter defined) of the Land or Improvements, in their capacity as a tenants, (ii) tangible personal property leased to Seller as a lessee, and (iii) the tangible personal property listed on Exhibit B, the ownership and possession of which will be retained by Seller; (all such personal property described in this Section 2(d) excluding Sections 2(d)(i) - 2(d)(iii) shall be collectively referred to herein as the “Personal Property”); (e) to the extent assignable, any copyrights, logos, slogans, trademarks, trade names and service marks used and needed solely in the operation of the Improvements, but excluding, without limitation, the names “VNO” and “Vornado”; (f) all leases, tenancy and occupancy agreements and related agreements (including by way of example but without limitation, any separate agreement relating to tenant improvements or tenant allowances) with respect to the Land and/or the Improvements (the “Leases”), all guaranties thereof, and all security deposits, if any, under the Leases (to the extent made by tenants under the Leases (“Tenants”) and not applied or forfeited, in accordance with the terms of the applicable Leases, prior to the “Closing”, as such term is hereinafter defined), (g) “Service Contracts” (as hereinafter defined) other than such Service Contracts which Buyer elects not to assume during the Due Diligence Period pursuant to Section 7.3.2 hereof, consents, authorizations, government approvals, governmental permits, licenses and approvals, warranties and guarantees that are assignable and that Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Improvements, and, to the extent in Seller’s possession, plans, specifications, as-built architectural drawings and engineering, electrical and mechanical plans; (h) the right, on a nonexclusive basis with Seller and “Seller Related Parties” (as defined below), to seek the specific performance by General Electric Company, a New York corporation (“GE”) of its obligation to obtain the “Groundwater NFA” (as defined in Exhibit S), and (i) Seller’s interest in and under all operating and reciprocal easement agreements affecting the Land (“REA’s”) (the property described in the foregoing subsection (e), (g), (h) and (i) being referred to hereinafter, collectively, as the “Intangible Property”). Notwithstanding anything to the contrary contained herein, the Property shall exclude any claims by Seller against third parties with respect to the period prior to Closing. Additionally, notwithstanding anything to the contrary contained herein, Seller reserves to right to retain at least one (1) copy of all digital information and paper copies of all information provided by Seller to Buyer related to, or associated with the Property. The Property shall not include any payroll or other accounts of Seller.

3. Payment of Purchase Price. The Purchase Price shall be paid to Seller by Buyer as follows:

3.1 Deposit. Within two (2) business days of the execution and delivery of this Agreement, Buyer shall deliver the Initial Deposit to First American Title Insurance Company (the “Title Company” or “Escrow Holder”), at its offices at 633 Third Avenue, New York, NY 10017, Attention: Jen Panciera. The Deposit shall be delivered to the Title Company by wire transfer of immediately available federal funds or by bank or cashier’s check drawn on a national bank reasonably satisfactory to Seller. The amounts deposited hereunder shall be held by the Title Company as a deposit against the Purchase Price in accordance with the terms and provisions of the Earnest Money Escrow Agreement attached hereto as Exhibit G. The parties shall execute the Earnest Money Escrow Agreement contemporaneously with the execution of this Agreement. At all times that the Deposit is being held by the Title Company, the Deposit shall be invested by the Title Company in the following investments (“Approved Investments”): (i) United States Treasury obligations, (ii) United States Treasury-backed repurchase agreements issued by a major money center banking institution reasonably acceptable to Seller and Buyer, or (iii) such other manner as may be reasonably agreed to by Seller and Buyer. Subject to the terms of this Agreement, any interest accrued on the Deposit shall accrue for the benefit of Buyer, and Buyer shall provide to Title Company customary forms relating to the reporting of any associated income.

3.2 Closing Payment. The Purchase Price, as adjusted by the application of the Deposit and by the prorations and credits specified herein, shall be paid by wire transfer of immediately available federal funds (through the escrow described in Section 5) on the “Closing Date”, as hereinafter defined (the amount to be paid under this Section 3.2 being herein called the “Closing Payment”).

4. Conditions Precedent. The obligation of Buyer to acquire, and Seller to transfer, the Property as contemplated by this Agreement is subject to satisfaction of each of the following conditions precedent (any of which may be waived in writing by the party in whose favor such condition exists) on or before the applicable date specified for satisfaction of the applicable condition. If any of such conditions is not fulfilled (or waived) pursuant to the terms of this Agreement, then this Agreement shall, at the option of the party for whose benefit the condition exists, terminate and, in connection with any such termination made in accordance with this Section 4, Seller and Buyer shall, except as otherwise provided herein, be released from further obligation or liability hereunder (except for those obligations and liabilities which expressly survive such termination), and the Deposit shall be returned to Buyer; provided, however, if Buyer or Seller is in default hereunder, the Deposit shall be disposed of in accordance with Section 9 and the parties shall have the additional rights and liabilities set forth therein. The Closing shall constitute approval by each party of all matters to which such party has a right of approval and a waiver of all conditions precedent.

4.1 Title Matters.

4.1.1 Title Report; Survey. Prior to the Effective Date Seller has delivered to Buyer a copy of the preliminary title report from Title Company dated December 28, 2012 (the “Preliminary Title Report”)

covering the Property. In addition, Seller has delivered to Buyer a preliminary survey of the Property prepared by PSOMAS and dated August, 2010 (the “Preliminary Survey”). If Buyer shall fail to deliver the “Termination Notice” (as hereinafter defined) prior to the expiration of the Due Diligence Period (the “Title/Survey Review Period”), Buyer shall be deemed to have approved the exceptions to title shown on the Preliminary Title Report, the matters disclosed on the Preliminary Survey and such other title or survey matters as are disclosed to Buyer prior to the expiration of the Due Diligence Period. Notwithstanding the foregoing, Seller agrees that (i) it shall remove at its cost the lien of any existing financing on the Property obtained or assumed by Seller and any other monetary liens on the Property created or assumed by Seller, arising out of the acts of Seller or from the performance of labor at, or the provisions of materials or supplies for, the Property performed or provided at the written request of Seller, or arising under any REA with respect to obligations of Seller thereunder (hereinafter referred to, collectively, as “Seller Liens”), but not including non-delinquent taxes, and (ii) it shall provide to the Title Company at Closing a certificate in the form of Exhibit C. In addition, in the event any lien is filed against the Property by a party providing labor, materials or supplies to a Tenant and for which such Tenant is responsible under the terms of its Lease, Seller will use good faith efforts to cause the Tenant promptly to remove such lien.

4.1.2 Additional Title Matters. Approval by Buyer of any additional exceptions to title or survey matters first disclosed in any update to the Preliminary Title Report or Preliminary Survey (“Additional Title Matters”) shall be a condition precedent to Buyer’s obligations to purchase the Property; provided, however, that Buyer shall not have the right to object to matters which would be disclosed by an update of the Preliminary Survey if Buyer fails to obtain an update of the Preliminary Survey prior to the expiration of the Due Diligence Period. Except in the case of Seller Liens, unless Buyer gives written notice (“Title Disapproval Notice”) that it disapproves any Additional Title Matters, stating the Additional Title Matters so disapproved, before the sooner to occur of the Closing or five (5) business days after Buyer’s receipt of written notice from any source of such Additional Title Matters, Buyer shall be deemed to have approved such Additional Title Matters. Seller shall have up to a fifteen (15) day period after its receipt of any Title Disapproval Notice within which to remove the disapproved Additional Title Matters set forth therein from title or obtain from Title Company a commitment to issue an endorsement affirmatively insuring against such items in a form reasonably acceptable to Buyer at no cost or expense to Buyer (Seller having the right but not the obligation to do so, except as provided in the last sentence of Section 4.1.1), and the Closing Date shall be extended, at Seller’s option, in Seller’s sole and absolute discretion, to allow for such fifteen (15) day period. In the event Seller determines at any time that it is unable or unwilling to remove any one or more of such disapproved Additional Title Matters, in Seller’s sole and absolute discretion, Seller may give written notice to Buyer to such effect; in such event, Buyer may, at its option, terminate this Agreement upon written notice to Seller but only if given prior to the later to occur of the Closing or five (5) business days after Buyer receives Seller’s notice. If Buyer fails to give such termination notice by such date, Buyer shall be deemed to have waived its objection to, and approved, the matters set forth in Seller’s notice. Notwithstanding the foregoing, Seller agrees that it shall remove at its cost prior to Closing any Additional Title Matter which is a Seller Lien.

4.1.3 Exceptions to Title. Notwithstanding anything to the contrary provided in Section 4.1.2 above, Buyer shall have no right to object to the following exceptions to title (the “Permitted Exceptions”):

(a) Real estate taxes and assessments not yet due and payable;

(b) The printed exceptions which appear in the standard form owner’s policy of title insurance issued by Title Company in the State of California;

(c) Exceptions relating to the rights of tenants under the Leases, limited to the possessory rights of such tenants, as tenants only, with no options to purchase or rights of first refusal to purchase the Property; and

(d) Such other exceptions to title or survey exceptions as may be approved or deemed approved by Buyer pursuant to the above provisions of this Section 4.1 or otherwise expressly permitted under this Agreement.

4.1.4 Title Policy. On the Close of Escrow, it shall be a condition to Buyer’s obligation to proceed to Closing that the Title Company shall have issued, or shall have irrevocably committed to issue to Buyer a 2006 ALTA Extended Coverage Form owner’s title insurance policy (“Owner’s Policy”) in the face amount of the Purchase Price, which policy shall show (i) title to the Land and Improvements to be vested of record in Buyer, and (ii) the Permitted Exceptions to be the only exceptions to title; provided, however, if Buyer has not provided to Title Company an updated ALTA survey satisfactory to Title Company prior to the Closing Date, the Owner’s Policy shall be a CLTA Standard Coverage policy.

4.1.5 Revisions to Preliminary Title Report and Endorsements to Owner’s Policy. It is understood that, in addition to its rights with respect to Additional Title Matters, Buyer may request that the Title Company make a number of revisions to the Preliminary Title Report and issue a number of endorsements to the Owner’s Policy. It is further understood that all such requests by Buyer will be addressed to, and negotiated with, the Phoenix, Arizona national office of the Title Company. Buyer shall satisfy itself prior to the expiration of the Due Diligence Period that the Title Company will be willing to make such revisions and issue such endorsements in connection with Owner’s Policy at Closing. However, the making of such revisions and the issuance of such endorsements shall not be a condition to Closing, whether or not the Title Company had previously indicated a willingness to issue such endorsements, and in no event shall Seller be obligated to provide any indemnity or other document in order to issue the same, other than a certificate in the form of Exhibit C.

4.2 Due Diligence Reviews. Except for title and survey matters (which shall be governed by the provisions of Section 4.1 above), and subject to the provisions hereinafter set forth, Buyer shall have until 5:00 p.m. (Pacific time) on February 1, 2013 (such period being herein called the “Due Diligence Period”) within which to perform and complete all of Buyer’s due diligence examinations, reviews and inspections of all matters pertaining to the purchase of the Property, including all Leases and Service Contracts, and all physical, environmental and compliance matters and conditions respecting the Property. Within five (5) business days after the date of this Agreement, Seller shall deliver to Buyer and/or post on a website to which Buyer shall have access the information and documents listed in Exhibit D attached hereto, to the extent not previously delivered and to the extent the same exist and are in Seller’s possession or control. In addition, Subject to Section 4.2.1, during the term of this Agreement, Seller shall provide Buyer with reasonable access to the Property upon reasonable advance written notice (including execution of Seller’s standard inspection request form), and shall also make available to Buyer (to the extent in Seller’s possession) such additional documents relating to the operation of the Property as Buyer shall reasonably request, all upon reasonable advance notice. In no event, however, shall Seller be obligated to make available any proprietary or confidential documents, including, without limitation, any financial analyses, appraisals, organizational documents and tax returns belonging to, prepared by, or in any way associated with Seller. Buyer shall promptly commence, and shall diligently and in good faith pursue, its due diligence review hereunder. If Buyer is not satisfied, in Buyer’s sole discretion, with the results of its due diligence review of the Property prior to the end of the Due Diligence Period, Buyer may terminate this Agreement by written notice to Seller (a “Termination Notice”) given in accordance with the provisions of Section 10.8 hereof at any time prior to the expiration of the Due Diligence Period, and, in the event of such termination by Buyer, the Deposit shall be returned to Buyer by the Escrow Agent and neither Seller nor Buyer shall have any liability hereunder except for those obligations which expressly survive the termination of this Agreement.

4.2.1 Review Standards. Buyer shall at all times conduct its due diligence review, inspections and examinations in a manner so as to not cause liability, damage, lien, loss, cost or expense to Seller or the Property and so as to not interfere with or disturb any tenant at the Property, and Buyer will indemnify, defend, and hold Seller and the Property harmless from and against any such liability, damage, lien, loss, cost or expense; provided, however, Buyer’s indemnification, defense and hold harmless obligations shall not apply with respect to Buyer’s mere discovery of any adverse condition or fact related to the Property nor with respect to any diminution in value as a result of the mere discovery of such adverse facts. Buyer’s obligations set forth in the immediately preceding sentence shall survive the Closing or the termination of this Agreement. Prior to entry upon the Property by Seller or its Agents, Buyer shall provide Seller with copies of certificates of insurance evidencing commercial general liability insurance policies (naming Seller as an additional insured) which shall be maintained by Buyer in connection with its investigations upon the Property prior to the date of entry upon the Property, with terms, limits (which shall be at least $2,000,000 per occurrence and $5,000,000 in the aggregate), coverages and the issuer to be approved by Seller. Notwithstanding the foregoing, in no event shall Buyer: (a) conduct any physical invasive testing (environmental, structural or otherwise) at the Property (such as soil borings, water samplings, testing for mold or bacterial growth, air quality testing, or the like) without Seller’s express written consent which consent, as to invasive physical testing, may be given or withheld in Seller’s sole and absolute discretion (and Buyer shall in all events promptly return the Property to its prior condition and repair thereafter) and which may be further conditioned upon, among other things, Seller’s approval, in Seller’s sole and absolute discretion of the following: (i) the insurance coverage of the contractor who will be conducting such testing; (ii) the scope and nature of the testing to be performed by such contractor; and (iii) a written confidentiality agreement by such contractor and Buyer in form reasonably satisfactory to Seller); (b) contact any consultant or other professional engaged by Seller or any tenant of the Property (or its representatives) without Seller’s express written consent, which shall not be unreasonably withheld but may be conditioned upon Seller having a representative present during such contact (by telephone or in person); or (c) contact any governmental authority having jurisdiction over the Property without Seller’s express written consent in its sole and absolute discretion, other than reviewing governmental records without engaging in any discussions with governmental officials (except to the extent necessary to request records). For the avoidance of doubt, the removal of tile or insulation shall deemed to be invasive testing. Seller shall have the right, at its option, to cause a representative of Seller to be present at all inspections, reviews and examinations conducted hereunder. Buyer shall schedule any entry (by it or its designees) onto the Property in advance with Seller. In the event of any termination of this Agreement, Buyer shall return all documents and other materials furnished by Seller hereunder, including, without limitation, any studies, summaries or analyses furnished by Seller (and destroy any copies thereof made by Buyer or its agents or representatives). In addition, at Seller’s written request, Buyer shall promptly deliver to Seller true, accurate and complete copies of any written reports relating to the Property prepared for or on behalf of Buyer by any third party, without charge unless Buyer has terminated this Agreement due to a default on the part of Seller, in which event Seller shall be required to reimburse Buyer for the costs of such reports.

4.2.2 Confidentiality. Buyer has been or will be provided with (or has been provided or will be provided with access to) certain information concerning the Property which may include, without limitation, financial data and/or statements, forecasts, projections of income and cash flow, analyses, studies, reports, leases, updated physical, structural, environmental or other property condition reports, any marketing materials (along with any photographs, maps and artwork contained therein) as well as other materials pertaining to the Property both in written or electronic form, whether transmitted orally, visually or any other means by Seller, or any of its employees, agents, representatives or partners, or obtained or developed by or at the request of Buyer from any source (including all reports, studies, surveys, or other materials prepared or caused to be prepared by Buyer with respect to the Property) (collectively, “Information Materials”). Prior to Closing Buyer shall use such Information Materials only for the limited purposes of deciding whether or not Buyer is interested in purchasing the Property, shall not disclose such Information Materials to any third party, except as may be required by law or regulation or except to its employees, agents, attorneys, contractors, insurers, consultants, prospective tenants, and lenders (and Buyer shall be responsible for any failure of any of them to comply with Buyer’s obligation to keep such Information Materials confidential in accordance with this Section) with respect to the Property, and the leasing, financing and/or purchase thereof, on a “need to know” basis only. Buyer shall advise any person or entity to whom Buyer desires to disclose such Information Materials prior to Closing of the restrictions on disclosure contained in this Section 4.2.2 and shall obtain the agreement of such parties to be bound by the terms hereof. The provisions of this Section shall not apply to the parties in the event of litigation between the parties, and shall not apply to any Information Materials which are in the public domain at the time they are obtained by Buyer, or which subsequently becomes part of the public domain through no action or omission of Buyer or the persons or entities with whom it discloses such Information Materials, or to Buyer’s use of such information after Closing. Upon termination of this Agreement, the originals and all copies of the Information Materials shall be promptly returned to Seller. The breach of the provisions of this Section 4.2.2 or Section 4.2.3 is not subject to the liquidated damages provisions of Section 9.2, and Seller shall be entitled to seek actual damages, specific performance, injunctive relief and/or any other remedy available at law or in equity (not including consequential damages) in connection with any such breach. The provisions of this Section 4.2.2 and Section 4.2.3 shall survive termination of this Agreement. Except as otherwise provided in Section 7 hereof, the Information Materials supplied by Seller or its employees or agents have been or shall be provided to Buyer without any representation or warranty on the part of Seller, and Seller has no responsibility for the accuracy, truth or completeness of the Information Materials.

4.2.3 Legally Obligated Disclosures. Notwithstanding anything to the contrary contained herein, if Buyer becomes legally obligated by subpoena or similar process, or is otherwise compelled by law, to disclose either the Information Materials or any other information pertaining to the Property prior to Closing, Buyer may comply with such legal obligations provided that (a) Buyer provides Seller with prompt written notice at least three (3) business days prior to such intended disclosure so that Seller may seek to protect such Information Materials or other information from disclosure and (b) Buyer shall only disclose that portion of the Information Materials or other information that is legally required as determined by independent legal counsel. The obligations set forth in this Section 4.2.3 shall survive the termination of this Agreement.

4.3 Tenant Estoppel Certificates.

4.3.1 The receipt, not later than three (3) days prior to the Closing Date, of an acceptable estoppel certificate (“Tenant Estoppel Certificate”) from Tenants collectively occupying a minimum of eighty percent (80%) of the rentable square feet in the Property occupied by Tenants, including each of those Tenants identified on Exhibit E attached hereto (the “Key Tenants”), shall be a condition precedent to Buyer’s obligation to acquire the Property hereunder (the “Estoppel Requirement”). Seller shall request a Tenant Estoppel Certificate in the form set forth in Exhibit F from all Tenants within five (5) business days after expiration of the Due Diligence Period. In order to be acceptable for purposes of this Agreement, a Tenant Estoppel Certificate shall be addressed to Buyer and shall be substantially in the form attached hereto as Exhibit F, although any provisions of the applicable estoppel certificate respecting defaults, defenses, disputes, environmental matters, claims, offsets, credits, abatements, concessions and recaptures against rent and other charges may be limited to the actual knowledge of tenants, and to the extent that a particular Lease prescribes a form or content of the Tenant Estoppel Certificate, Buyer will be obligated to accept the form prescribed by such Lease. In addition, for purposes of this Agreement a Tenant Estoppel Certificate will not be acceptable to the extent such certificate (i) is dated earlier than the expiration of the Due Diligence Period, (ii) discloses, in the case of the Lease of any Key Tenant, that there is a default or dispute under the applicable Tenant’s Lease, or, in the case of any non-Key Tenant, that there is a material default or dispute under such Tenant’s Lease, (iii) references any material unperformed obligations on the part of Seller under such Tenant’s Lease (including tenant improvement work) that were otherwise required to be performed prior to the date of such estoppel certificate, the cost of which are not credited to Buyer pursuant to this Agreement, or (iv) contains any information which is not consistent in all material respects with the representations of Seller contained in this Agreement, the Rent Roll attached hereto as Exhibit Q, or the terms of the Leases provided by Seller to Buyer pursuant to this Agreement. Seller’s sole obligation hereunder shall be to utilize good faith efforts to obtain the Tenant Estoppel Certificates from the Tenants (and, as used in this Agreement, good faith efforts shall not include any obligation to institute legal proceedings, declare a default or to expend any monies). Either Seller or Buyer shall have the right, but not obligation, to extend the Closing Date for up to an additional fifteen (15) days to cause this condition to be satisfied. Seller agrees to forward any Tenant Estoppel Certificates received by Seller from a Tenant to Buyer promptly after Seller’s receipt of same.

4.3.2 If, prior to the third (3rd) day immediately before the Closing Date, Seller has not received Tenant Estoppel Certificates sufficient to meet the Estoppel Requirement, Seller shall have the right, but not the obligation, to deliver to Purchaser a Seller estoppel or estoppels in substantially the same form as the Tenant Estoppel Certificate set forth on Exhibit F (except that Seller shall be the signatory) with respect to any applicable tenants leasing up to fifteen percent (15%) of the leased rentable square footage at the Property (each, a “Seller Estoppel”) which shall be counted toward the Estoppel Requirement with the same effect as if the same had been executed and delivered by the applicable Tenant; provided, however, that a Seller Estoppel may not be delivered with respect to a Key Tenant. The representations and warranties of Seller contained in any Seller Estoppel shall survive the Closing and the delivery of such Seller Estoppel until December 31, 2013, at which time, unless a claim of breach thereof has been made by Buyer, such representations and warranties (and any cause of action resulting from a breach thereof not yet asserted) shall terminate, and shall be subject to the limitations upon liability set forth elsewhere in this Agreement. If Seller delivers a Seller Estoppel, then Seller shall have the right at any time to substitute a Tenant Estoppel Certificate subsequently obtained from the tenant for the corresponding Seller Estoppel previously delivered by Seller and such Seller Estoppel being substituted shall thereafter be of no force or effect; provided, that, if any such substitute Tenant Estoppel Certificate contradicts the corresponding Seller Estoppel in any material respect or omits any material certification contained in the corresponding Seller Estoppel, then such Seller Estoppel shall continue in effect for the above referenced period solely with respect to such material contradiction or omission.

4.4 Performance by Seller. The performance and observance, in all material respects, by Seller of all covenants and agreements of this Agreement to be performed or observed by Seller prior to or on the Closing Date shall be a condition precedent to Buyer’s obligation to purchase the Property. In addition, the truth and accuracy of the representations and warranties of Seller contained in Section 7.1 in all material respects, subject only to such changes as are permitted or contemplated by the terms of this Agreement or known to Buyer prior to the expiration of the Due Diligence Period, shall be a condition precedent to Buyer’s obligation to purchase the Property. In the event of the occurrence of any such unapproved material adverse changes in the representations and warranties of Seller, then (notwithstanding that such material adverse changes may not constitute a breach by Seller), Buyer shall have the right to terminate this Agreement and receive a return of the Deposit (and if such material adverse changes are the result of a breach by Seller under this Agreement, also to exercise Buyer’s rights under Section 9.1). If Buyer does not elect to terminate this Agreement pursuant to this Section 4.4 and the Closing occurs, then Buyer shall be deemed to have waived any rights arising out of any breach by Seller prior to Closing which are actually known to Buyer as of the Closing.

4.5 Performance by Buyer. The performance and observance, in all material respects, by Buyer of all covenants and agreements of this Agreement to be performed or observed by it prior to or on the Closing Date, and the truth and accuracy of the representations and warranties of Buyer contained in Section 7.2, shall be a condition precedent to Seller’s obligation to sell the Property. Without limitation on the foregoing, in the event that the “Buyer Closing Certificate” (as hereinafter defined) shall disclose any material adverse changes in the representations and warranties of Buyer contained in Section 7.2 which are not permitted or contemplated by the terms of this Agreement, then Seller shall have the right to terminate this Agreement. If Seller does not terminate this Agreement pursuant to the immediately preceding sentence and the Closing occurs, then Seller shall be deemed to have waived any rights arising out of disclosures contained in the Buyer Closing Certificate.

4.6 Environmental Insurance. Endorsement of the Environmental Policy (as defined in Section 7.3.8) to add Buyer as First Named Insured and to amend the coverage thereof in accordance with Section 7.3.8 at Closing shall be a condition precedent to Buyer’s obligation to acquire the Property hereunder; subject, however, to Buyer’s cooperation in good faith and delivery of any information requested in connection with the foregoing or any underwriting requirements in connection therewith.

5. Closing Procedure. The closing (the “Closing”) of the sale and purchase herein provided shall occur on the Closing Date. As used herein, “Closing Date” means the date which is thirty (30) days after expiration of the Due Diligence Period, subject to (i) Seller’s rights to extend the Closing Date set forth elsewhere in this Agreement, (ii) Seller’s option in its sole and absolute discretion to extend the Closing Date up to an additional thirty (30) days for purposes of consummating a “1031 Exchange” (as defined below) upon prior written notice to Buyer no later than fifteen (15) days prior to the then existing Closing Date, (iii) Seller or Buyer’s right to extend the Closing Date set forth in Section 4.3 above, and (iv) Buyer’s option in its sole and absolute discretion to extend the Closing Date up to an additional thirty (30) days upon prior written notice to Seller no later than five (5) days prior to the then scheduled Closing Date and upon deposit of the Extension Deposit with Title Company. Additionally, if the Closing Payment is received on the Closing Date but after 11:00 a.m. (Pacific Time) and all conditions to Closing are satisfied or waived in writing, then at Seller’s election (in Seller’s sole and absolute discretion) the Closing Date may be changed to the next business day.

5.1 Escrow. The Closing shall be accomplished pursuant to the terms of this Agreement through an escrow administered by the New York office of the Title Company, and Buyer and Seller may submit separate escrow instructions to said office of Escrow Holder to the extent consistent with the terms of this Agreement.

5.2 Closing Deliveries. One (1) business day prior to the Closing Date (unless a different time is indicated below), the parties shall deliver to the Escrow Holder the following:

5.2.1 Seller Deliveries. Seller shall deliver to Escrow Holder the following (the “Seller Closing Documents”):

(a) A duly executed and acknowledged grant deed (the “Deed”) in the form of Exhibit H;

(b) A duly executed original Assignment of Leases (the “Assignment of Leases”) in the form of Exhibit I;

(c) A duly executed original bill of sale, assignment and assumption agreement (the “Bill of Sale, Assignment and Assumption”) in the form of Exhibit J;

(d) A duly executed original certificate (the “Seller Closing Certificate”) in the form of Exhibit K updating the representations and warranties contained in Section 7.1 to the Closing Date and noting any material changes thereto;

(e) An updated (but not certified) Rent Roll for the Property;

(f) A duly executed original certificate of “non-foreign” status in the form of Exhibit L and any required state certificate that is sufficient to exempt Seller from any state withholding requirement with respect to the sale contemplated by this Agreement (collectively “Certificates of Non-Foreign Status”);

(g) A duly executed notice to each Tenant (the “Tenant Notice”), in the form of Exhibit M, prepared by Seller, which notice Buyer shall, at Buyer’s sole cost and expense, either mail to Tenants by certified mail, return receipt requested or hand-deliver to Tenants;

(h) Evidence reasonably satisfactory to the Title Company respecting the due organization of Seller and the due authorization and execution by Seller of this Agreement and the documents required to be delivered hereunder, together with the certificate described in Exhibit C;

(i) A duly executed and acknowledged original of the environmental covenant (“Environmental Covenant”) in the form of Exhibit S;

(j) The endorsements to Seller’s Environmental Policy described in Section 7.3.8;

(k) To the extent they are then in Seller’s possession, and have not theretofore been delivered to Buyer, Seller shall make available to Buyer outside escrow: (i) any plans and specifications for the Improvements; (ii) all unexpired warranties and guarantees which Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Improvements; (iii) all keys for the Improvements; (iv) originals of all Leases, all correspondence to or from any tenants relating to the Leases; and (v) originals of all Service Contracts that will remain in effect after the Closing and all correspondence relating to the ongoing operations and maintenance of the Property (which materials under this clause (k) may be either delivered at Closing or left at the Property); and

(l) With respect to any security deposits which are letters of credit, Seller shall (i) deliver to the Buyer at the Closing such original letters of credit, (ii) execute and deliver such other instruments as the issuers of such letters of credit shall reasonably require in order to transfer such letters of credit to Buyer, and (iii) cooperate with Buyer to change the named beneficiary under such letters of credit to Buyer, provided that Buyer shall pay any expenses charged by the issuers of such letters of credit in connection therewith.

(m) Such additional documents as may be reasonably required by Title Company in order to consummate the transaction hereunder (provided the same do not increase in any material respect the costs to, or liability or obligations of, Seller in a manner not otherwise provided for herein).

Notwithstanding anything to the contrary contained in this Agreement, Seller shall be entitled to, and Buyer shall reasonably cooperate in providing to Seller, access to all of the items described in Section 5.2.1(k)(iv) and (v) until six months after the Closing, and, with such access, Seller shall be entitled to make paper or digital copies of the items described in Section 5.2.1(k)(iv) and (v).

5.2.2 Buyer Deliveries. Buyer shall deliver to Escrow Holder the following:

(a) On or prior to 11:00 a.m., Pacific Time, on the Closing Date, the Closing Payment by wire transfer of immediately available federal funds;

(b) A duly executed Assignment of Leases;

(c) A duly executed original of the Bill of Sale, Assignment and Assumption;

(d) A duly executed and acknowledged original of the Environmental Covenant;

(e) A duly executed original certificate of Buyer (“Buyer Closing Certificate”) in the form of Exhibit N updating the representations and warranties contained in Section 7.2 to the Closing Date and noting any material changes thereto and confirming the release and other provisions therein contained;

(f) A duly executed Tenant Notice for each Tenant;

(g) Evidence reasonably satisfactory to Seller and Title Company respecting the due organization of Buyer and the due authorization and execution by Buyer of this Agreement and the documents required to be delivered hereunder; and

(h) Such additional documents as may be reasonably required by Seller and Title Company in order to consummate the transactions hereunder (provided the same do not increase in any material respect the costs to, or liability or obligations of, Buyer in a manner not otherwise provided for herein).

5.2.3 Mutual Deliveries. Buyer and Seller shall mutually execute and deliver to the Escrow Holder, the following:

(a) A Closing Statement reflecting the Purchase Price, and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby; and

(b) Such transfer tax forms as required by state and local authorities.

5.3 Closing Costs.

5.3.1 Seller Closing Costs. Seller shall pay 100% of the county transfer tax and 50% of the city transfer taxes payable in connection with the sale contemplated herein, the premium for a CLTA standard coverage owner’s title policy on the Property in the amount of the Purchase Price, 50% of the escrow costs, and 100% of all amounts payable to Broker.

5.3.2 Buyer Closing Costs. Buyer shall pay:

(a) The incremental premium, if any, of an Owner’s Policy with ALTA extended coverage, and the cost of all endorsements requested by Buyer or its lender.

(b) If requested by Buyer, the costs to update the Preliminary Survey and any environmental study or report, any structural or other Property condition report obtained by Seller, and to reimburse Seller for all such costs, and all such costs for any further updates of the Preliminary Survey and any such reports,

(c) 50% of each of the city transfer tax and escrow charges; and

(d) All fees, costs or expenses in connection with Buyer’s due diligence reviews hereunder or any financing obtained by Buyer (and in no event shall the close of any financing be a condition to Buyer’s obligations under this Agreement).

5.3.3 Other Costs. Any other closing costs shall be allocated in accordance with local custom. Seller and Buyer shall pay their respective shares of prorations as hereinafter provided.

5.4 Prorations.

5.4.1 Items to be Prorated. The following shall be prorated between Seller and Buyer as of the Closing Date (on the basis of the actual number of days elapsed over the applicable period):

(a) All real estate and personal property taxes and assessments on the Property for the current fiscal year of the applicable taxing authorities in which the Closing occurs. In no event shall Seller be charged with or be responsible for any increase in the taxes on the Property resulting from the sale of the Property or from any improvements made or leases entered into on or after the Closing Date. If any assessments on the Property are payable in installments, then the installment for the current period shall be prorated (with Buyer assuming the obligation to pay any installments due after the Closing Date). Seller shall be responsible for and shall pay, prior to Closing, all real estate and personal property taxes and assessments which are delinquent or which are for fiscal years of the applicable taxing authority prior to such current fiscal year. To the extent that any property tax bill or statement is received after the Closing, Seller shall be responsible for and shall pay its share of such tax bill or statement which relates to the period of time prior to the Closing.

(b) All fixed, additional rentals and percentage rents under the Leases and other tenant charges actually received with respect to the month in which the Closing occurs (the “Current Month”). Seller shall deliver or provide a credit in an amount equal to all prepaid rentals for periods after the Current Month. Rents (or other tenant charges) which are delinquent as of the Closing Date shall not be prorated on the Closing Date. Buyer shall include such delinquencies in its normal billing and shall diligently pursue the collection thereof in good faith for a period of six (6) months after the Closing Date (but Buyer shall not be required to litigate or declare a default in any the Leases or otherwise incur any cost or expense related thereto). To the extent Buyer receives rents (or income in connection with other tenant charges, including, without limitation, any CAM Charges, as defined below) on or after the Closing Date but during the month in which Closing occurs, such payments shall be applied first toward the rent (or other tenant charges) owed for the month in which the Closing occurs, and then to any delinquent rents (or other tenant charges) owed to Seller, with Seller’s share thereof being promptly delivered to Seller. To the extent Buyer receives rents (or income in connection with CAM Charges or other tenant charges) after the month in which Closing occurs, such payments shall be applied first toward the rent (and other tenant charges) owed to Buyer for the month in which such payments are received, then to delinquent rents owed to the Buyer for months after the month in which Closing occurred, if any, then to delinquent rents owed for the month in which Closing occurred, if any, and finally to rent (or other tenant charges) owed to Seller for periods prior to the month in which the Closing occurs, with Seller’s share thereof being promptly delivered to Seller; provided, however, that any year-end or similar reconciliation payment shall be allocated in accordance with the charges (and in the case of tenant reimbursements, the underlying expenses) during Seller’s and Buyer’s respective periods of ownership. For a period of six (6) months after the Closing Date Buyer may not waive any delinquent rents nor modify a Lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of charges or amounts without first obtaining Seller’s written consent. Seller hereby reserves the right to pursue any remedy against any Tenant owing delinquent rents and any other amounts to Seller for a period of six (6) months after the Closing Date (but shall not be entitled to terminate the Lease of any such Tenant or any such Tenant’s right to possession), but thereafter shall discontinue any such collection efforts. Buyer shall, at no cost or expense to Buyer, reasonably cooperate with Seller in any collection efforts against any Tenant (but shall not be required to litigate or declare a default under any Lease). With respect to delinquent rents and any other amounts or other rights of any kind respecting Tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto.

Additional rents, constituting reimbursement to Seller for maintenance charges, property taxes and assessments and insurance, if any (collectively, the “CAM Charges”) from Tenants and Target and Home Depot will be prorated as of the Closing based upon estimated payments actually collected by Seller from Tenants and Target and Home Depot for the Current Month. Seller shall prepare and deliver to Buyer at least five (5) business days prior to the Closing a reconciliation (the “CAM Reconciliation”) with Tenants, Target and Home Depot of CAM Charges for the period commencing on January 1, 2013 and ending on the Closing Date (the “CAM Reconciliation Period”). If the CAM Reconciliation shows that any Tenant, Target or Home Depot owes CAM Charges for the CAM Reconciliation Period in excess of its estimated payments for the CAM Reconciliation Period, then Buyer shall credit Seller such excess at the Closing; provided, however, that no credit shall be given for amounts owed by Tenants which are more than thirty (30) days delinquent in the payment of base rent or CAM Charges as of the Closing (such amounts to be remitted by Buyer to Seller within ten (10) days after collection of the same). If the CAM Reconciliation shows that any Tenant, Target or Home Depot paid estimated CAM Charges for the CAM Reconciliation Period in excess of its actual obligation, Seller shall credit Buyer such excess at Closing.

Seller shall be responsible for any and all audits of any CAM Charges for any years prior to the year in which the Closing occurs. Seller shall be entitled to receive and retain all reconciliation payments made by Tenants, Target and Home Depot with respect to CAM Charges for calendar years preceding the calendar year of Closing, and shall be responsible for any amounts owed to Tenants, Target and Home Depot in connection with the final reconciliation of CAM Charges for such prior calendar years. If any such reconciliation payment with respect to CAM Charges for a calendar year preceding the year in which the Closing occurs is received by Buyer after the Closing, Buyer shall remit such payment to Seller within ten (10) business days after receipt. If any Tenant, Target or Home Depot which is owed a refund with respect to CAM Charges for a calendar year preceding the calendar year of Closing deducts or sets off such amount against rents or other charges owed by such Tenant after the Closing, Seller shall remit such amount to Buyer promptly following the occurrence of such set off or deduction.

Notwithstanding the foregoing, percentage rents shall be prorated for the current fiscal year in which the Closing occurs under the applicable Lease, with Seller being entitled to receive the portion thereof equal to a fraction, the numerator of which is the number of days within such fiscal year which are prior to the Closing Date and the denominator of which is 365; with Buyer obligated to remit to Seller its portion thereof within ten (10) days after the final determination and payment thereof pursuant to the terms of the applicable Lease (which shall be in addition to, but will take into account, proration of any percentage rent received for the Current Month).

(c) All operating expenses which are not paid directly by Tenants pursuant to the Leases, including charges under Service Contracts which Buyer assumes at Closing. To the extent that invoices or statements for operating expenses are received after the Close of Escrow, Seller shall pay its share of such operating expenses which relates to the period of time prior to the Closing.

(d) To the extent that utilities are not payable directly by Tenants under the Leases, Buyer shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies, and Seller shall use commercially reasonable efforts to cause all utility meters to be read as of the Closing Date. Seller shall be entitled to recover any and all deposits made by Seller held by any utility company as of the Closing Date.

5.4.2 Calculation; Survival. The prorations and payments provided for in this Section 5.4 shall be made on the basis of a written statement submitted to Buyer and Seller by Escrow Holder prior to the Closing and reasonably approved by Buyer and Seller. In the event any prorations or apportionments made under this Section 5.4 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same. Any item which cannot be finally prorated at Closing because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and reprorated when the information is available. The obligations of Seller and Buyer under Section 5.4 shall survive until December 31, 2013; provided, however, that (i) Seller and Buyer’s obligations under Section 5.4.1(a) shall survive until thirty (30) days after the final real property tax and assessment liability for the fiscal year in which the Closing occurs is determined, and (ii) Buyer’s and Seller’s obligations under Section 5.4.1(b) with respect to CAM Charges for calendar years preceding the calendar year of Closing in connection with any claims from any Tenants under the Leases shall survive until expiration of the rights of Tenants under the Leases relating to such CAM Charges.

5.5 Prepaid Rents and Cash Security Deposits. At Closing, Seller shall give Buyer a credit against the Purchase Price in the aggregate amount of any prepaid rents and any cash security deposits made by Tenants under the Leases, except to the extent that the same have been applied by Seller in accordance with such Leases, including all accrued interest thereon to the extent the Tenants may be entitled to receive such amounts in connection with the refund of any such security deposit.

5.6 Leasing Commissions and Leasing Costs. Seller shall be responsible for leasing commissions and tenant improvement obligations for the current term of all Leases in place as of the Effective Date, including, but not limited to those identified on Exhibit O (“Seller TI/LC Obligations”), and in the event that the same are not fully paid by the Closing Date, Seller shall provide Buyer with a credit for the unpaid amount of the same. In addition, Buyer shall be entitled to a credit against the Purchase Price at Closing in an amount equal to any unexpired rental abatements, concessions, or free rent provided for pursuant to the terms of any Leases executed prior to the Effective Date, to the extent that such unexpired rental abatements, concessions, or free rent were not reflected in the Argus model for the Property provided by Seller or Seller’s agents to Cole Capital Partners, LLC in connection with the December 13, 2012 letter of intent between seller and Cole Capital Partners, LLC, relating to the transaction described in this Agreement. Notwithstanding anything herein to the contrary, if the Closing occurs, Buyer shall bear all costs and expenses related to any new Leases or Lease modifications entered into after the Effective Date with the approval of Buyer pursuant to the terms of Section 7.3.3 (including tenant inducements, allowances, tenant improvement costs, architects’ fees, free rent, attorneys’ fees, moving allowances and leasing commissions, but excluding free rent allocable to any period prior to the Closing Date) (collectively, the “Assumed TI/LC Obligations”), as well as all costs and expenses related to any extensions, expansions, options, or renewals exercised by any Tenant after the Effective Date. Without limitation of the foregoing, Seller shall be provided with a credit by Buyer at Closing for any portion of the Assumed TI/LC Obligations which Seller shall have paid prior to the Closing. Notwithstanding the foregoing, Seller shall not be obligated to credit Buyer for any free rent or rent credits under the Leases to the extent that the same is applicable to the period from and after Closing and to the extent that such free rent or rent credits were reflected in the Argus model referred to above.

6. Condemnation or Destruction of Property. In the event that, after the date hereof but prior to the Closing Date, either any portion of the Property is taken pursuant to eminent domain proceedings or any of the improvements on the Property are damaged or destroyed by any casualty, Seller shall have no obligation to repair or replace any such damage, destruction or taken property. Seller shall, upon consummation of the transaction herein provided, assign to Buyer (except to the extent any condemnation proceeds or insurance proceeds are attributable to lost rents or other items applicable to any period prior to the Closing) all claims of Seller respecting any condemnation or property insurance coverage, as applicable, and all condemnation proceeds or proceeds from any such property insurance received by Seller on account of any casualty (except to the extent required for collection costs or repairs by Seller or applicable to lost rents or other items applicable to any periods prior to the Closing Date), as applicable and Seller shall provide a credit to Buyer at Closing for the applicable amount of the deductible under Seller’s insurance policy, if the casualty is insured, or if the casualty is uninsured, the amount necessary to repair and restore the Property as reasonably determined by the parties; provided, however, that Seller shall have no obligation to provide a credit under this sentence for more than $250,000 (but if the cost to repair such uninsured casualty is more than such amount and Seller determines not to provide a full credit for the same, then Buyer may elect not to proceed with the purchase of the Property). In addition, Buyer may elect, at its option, not to proceed with the purchase of the Property under this Agreement, and shall provide notice to Seller of such election within ten (10) days of Buyer obtaining knowledge of such event, in the event that (i) the condemnation award or the cost of repair of damage to the Property on account of a casualty, as applicable, is in excess of $5,000,000, (ii) any such condemnation or casualty entitles Ulta, AutoZone, or any Key Tenant to terminate its Lease (unless such right is waived) or to permanently abate its rent in whole or in part (unless such rental abatement is covered by rental abatement insurance which will benefit Buyer after Closing), or (iii) any such condemnation results in a permanent material adverse change in access to the Property or in the permanent loss of parking spaces within the Property if such loss results in the Property having fewer parking spaces than required by law or by any Lease. In the event that Buyer timely elects not to proceed with the purchase of the Property then this Agreement shall terminate, whereupon Buyer shall receive a refund of the Deposit (and no party hereto shall have any further obligation in connection herewith except under those provisions that expressly survive a termination of this Agreement).

7. Representations, Warranties and Covenants.

7.1 Representations, Warranties and Covenants of Seller.

7.1.1 Limited Representations and Warranties of Seller. Notwithstanding the provisions of Section 7.1.1, Seller hereby represents and warrants to Buyer that, except as set forth in Exhibit P, to Seller’s knowledge, none of the following statements is untrue in any material respect (and, for purposes of this Agreement, “Seller’s knowledge” shall mean the present actual knowledge, with no duty of inquiry of any party, and without taking into account any constructive or imputed knowledge, of Farouk Lalji, who Seller represents is the asset manager with primary responsibility for the Property, and Seller’s receipt of “written notice” shall mean receipt or review of written notice by Farouk Lalji, provided that such individual shall not have any personal liability in connection herewith):

(a) Leases. There are no leases of space in the Property which will be in force after the Closing and under which Seller is the landlord (whether by entering into the leases or acquiring the Property subject to the leases) other than the Leases identified in the rent roll attached hereto as Exhibit Q (the “Rent Roll”) or any new Leases entered into in accordance with Section 7.3. Further, to Seller’s knowledge the copies of the Leases and the related Guaranties delivered or to be delivered by Seller to Buyer in connection with this Agreement are complete and accurate copies of all such Leases and Guaranties in all material respects. The Seller TI/LC Obligations have either been fully paid, completed and paid for or will be credited to Buyer pursuant to this Agreement.

(b) Litigation. There is no pending (nor has Seller received any written notice of any threatened) action, litigation, condemnation or other proceeding against the Property or against Seller with respect to the Property, except as provided in Exhibit P.

(c) Compliance. Except as described on Exhibit P, Seller has received no written notice from any governmental authority having jurisdiction over the Property to the effect that the Property, Seller or any Tenant’s operations and improvements at the Property, is not in compliance with applicable laws and ordinances.

(d) Service Contracts. Seller has not entered into any service or equipment leasing contracts relating to the Property which will be in force after the Closing, except for the Service Contracts and “Excluded Contracts” (as hereinafter defined). As used herein, the “Service Contracts” means, collectively, (a) the contracts described in Exhibit R; and (b) contracts (other than leases) entered into in accordance with this Agreement. As used herein, “Excluded Contracts” means Seller’s contracts for (i) insurance and (ii) existing property management and listing agreement. The Excluded Contracts are not being assigned to or assumed by Buyer hereunder and, in the case of the existing property management and listing agreement, shall be terminated by Seller at or prior to Closing. To Seller’s knowledge, the copies of the Service Contracts delivered or to be delivered or made available to Buyer in connection with this Agreement are complete and accurate copies of such Service Contracts.

(e) Leasing Commissions and Tenant Allowances. Except as set forth on Exhibit O hereto or in the Leases or in any listing agreement furnished by Seller to Buyer during the Due Diligence Period, no leasing commissions, tenant improvement allowances or other tenant inducements are payable by the landlord in connection with any option to renew, extend or expand under any Lease in effect as of the date hereof or entered into by Seller in accordance with Section 7.3.

(f) Notices from Third Parties. Seller has not received from any third party written notice of any material violations of any REA’s or any other covenants, restrictions, or easements benefiting, burdening, or otherwise encumbering the Property which have not been cured as of the Effective Date.

(g) Hazardous Materials. Seller has received no written notice from, (i) any governmental authority or (ii) any owner of land which is contiguous with the Land, that the Property contains any Hazardous Materials (as defined in Exhibit S), the removal of which is required, or the maintenance of which is prohibited or penalized by any Environmental Laws (as defined in Exhibit S), or that there are any underground storage tanks on the Property. Seller has not received any written notice or claim of any violation of the terms of the RRMP, the Environmental Restriction, the Easement or any Environmental Laws from GE, from the Board, or from any governmental authority (as such terms are defined in Exhibit P). Neither Seller nor any other party has made any claim on the Environmental Policy (as defined in Section 7.3.8). Seller has not received any notice of default or cancellation of the Environmental Policy.

(h) No Notice of Condemnation. Seller has no knowledge of any no pending condemnation proceeding for the taking of all or any portion of the Property.

(i) Due Authority. This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Seller are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Seller. Seller is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified to do all things required of it under this Agreement. Seller has the capacity and authority to enter into this Agreement and consummate the transactions herein provided without the consent or joinder of any other party (except as otherwise may be set forth in this Agreement).

7.1.2 Survival. The foregoing representations and warranties and all additional representations and warranties and covenants in this Agreement or contained in the Seller Closing Documents and any other certificate delivered at Closing pursuant to the express terms of this Agreement (including any cause of action by reason of a breach thereof) shall, except to the extent otherwise expressly provided in this Agreement or such Seller Closing Documents, survive until the date that is six (6) months after the Closing Date (the period beginning on the date hereof and ending on such date being herein called the “Survival Period”), at which time, unless a claim of breach thereof has been made by Buyer, such representations and warranties and covenants (and any cause of action resulting from a breach thereof not yet asserted) shall terminate. Without limitation of the foregoing, Seller shall have no liability, and Buyer shall make no claim against Seller, for (and Buyer shall be deemed to have waived any failure of any condition hereunder by reason of) a breach of any representation or warranty of Seller under this Agreement or any certificate executed by Seller in connection with the Closing (including for this purpose any matter that would have constituted a breach of Seller’s representations and warranties had they been made on the Closing Date): (a) if the breach in question constitutes or results from a condition, state of facts or other matter that was actually known to Buyer as of the Closing (Buyer deemed to have knowledge of the contents of the Informational Materials delivered to Buyer or made available on Seller’s website that Buyer is given access to during the Due Diligence Period), or (b) if the breach in question constitutes or results from a condition, state of facts or other matter that was actually known to Buyer prior to Closing and Buyer proceeds with the Closing (Buyer’s sole alternative to waiving such condition, state of facts or other matter and proceeding with the Closing being the right to terminate this Agreement and exercise its remedies under Section 9.1(a)). Subject to the foregoing limitations, following the Closing the Seller shall indemnify and hold Buyer harmless from and against any and all costs, fees, expenses, damages, and losses suffered or incurred by Buyer arising out of, or in any way relating to, the breach of any representation or warranty contained in Section 7.1.1, provided that a written claim thereof is made prior to expiration of the Survival Period.

7.2 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that this Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Buyer are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Buyer; Buyer is a limited liability company, duly organized and validly existing and in good standing under the laws of its State of organization, and is duly authorized and qualified to do all things required of it under this Agreement; and Buyer has the capacity and authority to enter into this Agreement and consummate the transactions herein provided without the consent or joinder of any other party (except as otherwise may be set forth in this Agreement).

7.3 Interim Covenants of Seller. Until the Closing Date or the sooner termination of this Agreement:

7.3.1 Maintenance/Operation. Seller shall maintain and operate the Property pursuant to its normal course of business in the same manner as prior to the date of this Agreement. Notwithstanding the foregoing, Seller shall have no obligation after the date of this Agreement to make or enter into contracts for capital improvements. Seller’s maintenance and operation of the Property shall be subject to reasonable wear and tear and further subject to destruction by casualty or other events beyond the reasonable control of Seller.

7.3.2 Service Contracts. Seller shall not enter into any additional service contracts or other similar agreements which are not terminable without penalty upon thirty (30) days prior notice, or material modifications of any existing or additional service contract, which will affect the Property after the Closing, without the prior consent of Buyer, which consent may be withheld in Buyer’s reasonable discretion during the Due Diligence Period and Buyer’s sole discretion thereafter. The foregoing shall not be deemed to restrict contracts entered into by Tenants directly with third parties. Prior to the expiration of the Due Diligence Period, Buyer will advise Seller in writing which Service Contracts Buyer will assume at Closing. Seller shall deliver to Closing notices of termination of all Service Contracts which Buyer does not agree to assume; provided, however, that if any Service Contract (other than a management agreement or listing agreement) is not terminable by Seller upon thirty days notice without a penalty, then Seller shall not be obligated to terminate the same unless Buyer pays all termination costs.

7.3.3 Leases.

(a) During the term of this Agreement Seller shall not enter into, modify or terminate any Lease without the prior written consent of Buyer, which consent shall not be unreasonably withheld prior to the expiration of the Due Diligence Period but may be withheld in Buyer’s sole discretion thereafter. In addition, during the term of this Agreement, without the written consent of Buyer, which consent shall not be unreasonably withheld, Seller shall not apply the security deposit under any Lease, or consent to the surrender or release thereof or to any assignment or sublease under any Lease to the extent the consent of Seller is required to be obtained thereunder.

(b) Seller shall, from and after the Effective Date of this Agreement to the date of Closing, provide Buyer with a copy of any written notice received by Seller from any Tenant of such Tenant’s election to cease operations or vacate its premises, as well as any written default or termination notices delivered to or received from Tenants under the Leases.

7.3.4 No New Encumbrances. During the term of this Agreement, except for permitted leasing as described in Section 7.3.3 above, Seller shall not convey or encumber any portion of the Property.

7.3.5 REA Estoppel. Seller shall use utilize good faith efforts (and, as used in this Agreement, good faith efforts shall not include any obligation to institute legal proceedings, declare a default or to expend any monies) to obtain and deliver to Buyer three (3) days prior to Closing an executed estoppel certificate from Target Corporation and Home Depot U.S.A. with respect to that certain Operating and Easement Agreement by and among Target Corporation, Home Depot U.S.A., Inc., and Seller (the “REA”) in the form required by the REA; provided, however, that receipt of such estoppel certification shall not be a condition to Closing.

7.3.6 SNDA’s. If requested by Buyer and to the extent required by Buyer’s lender, Seller shall endeavor and assist with Buyer’s request to obtain prior to Closing subordination, non-disturbance and attornment agreements (“SNDA’s”) from the Tenants pursuant to the Leases in the form provided by Buyer or on the controlling form under such Leases, and any out of pocket costs incurred in connection therewith shall be reimbursed by Buyer; provided, however, the receipt of the SNDA’s shall not be a condition to Closing.

7.3.7 Warranties. After the Due Diligence Period, Seller shall (at its own expense) take any steps which are prerequisite to the assignment and transfer to Buyer at Closing of any roof, structural, HVAC, equipment, appliance, and other warranties or guaranties relating to the Property as of the Closing, to the extent that the same are assignable (and in no event shall Seller be in breach of this Agreement if it fails to obtain any required consents thereto); provided that any transfer fees payable in connection with any such assignments shall be paid by Buyer. Seller’s obligations under this Section shall survive the Closing for a period of six (6) months, but the success of such efforts shall not be a condition to Buyer’s obligation to Close.

7.3.8 Environmental Insurance.

(a) Prior to the Closing Date, Seller shall take any steps which shall be prerequisite in order to add Buyer at Closing as the First Named Insured to the American International Specialty Lines Insurance Company Pollution Legal Liability Select Policy dated August 31, 2005 with Policy Number 1468076 (the “Environmental Policy”). Seller shall also use good faith efforts to obtain, at Buyer’s expense, a new endorsement which modifies Endorsement No. 22 of the Environmental Policy such that the Environmental Covenant (and the indemnification obligations assumed by Buyer therein) is an Insured Contract under the Environmental Policy. Buyer shall cooperate in good faith and provide any information requested in connection with the foregoing or any underwriting requirements in connection therewith.

(b) Concurrently with the conveyance of the Property, Buyer shall be included as the First Named Insured on the Environmental Policy, and Seller and Seller Related Parties (as defined in Exhibit S) shall continue to be Named Insureds on the Environmental Policy. In the event of any claims for coverage after the Closing, Buyer shall be required to satisfy the deductible or self-insured retention on the Environmental Policy. Buyer shall not amend, modify or cancel the Environmental Policy without the prior written consent of Vornado Realty Trust in its sole and absolute discretion.

(c) At least thirty (30) days prior to the expiration of the current term of the Environmental Policy, Buyer at its expense will either renew the Environmental Policy for an additional ten (10) years or, alternatively, obtain a new environmental insurance policy for an additional ten (10) years. If a ten (10) year policy is not available, Buyer shall obtain and maintain such coverage for a period of ten (10) years following the expiration of the Environmental Policy. In either case, Seller and Seller Related Parties shall be named as Named Insureds thereunder and be on substantially the same terms, conditions, and coverage as the Environmental Policy, with the exception that (i) there shall be no requirement that GE be included as a Named Insured thereunder, and (ii) the limits of such renewal or replacement policy shall be at least $25 million per occurrence and in the policy aggregate. If a new environmental insurance policy is obtained, Vornado Realty Trust shall have the right to approve the form and the issuer of such policy in its sole and absolute discretion; provided that Vornado Realty Trust shall not unreasonably withhold its consent so long as the terms, conditions, and coverage are substantially the same as the Environmental Policy (with the exceptions described above) and the insurer thereof has a minimum AM Best rating of at least A (Excellent) X ($500 million to $750 million). If for any reason Buyer fails to comply with this Section 7.3.8(c) and provide extended (or new) coverage in compliance with this Section 7.3.8(c) and deliver evidence thereof to Vornado Realty Trust, then Vornado Realty Trust may (but shall not be obligated to) purchase such insurance for Buyer’s account and Buyer shall reimburse Vornado Realty Trust for the cost of the same (and Vornado Realty Trust shall constitute a third party beneficiary with respect to this Agreement).

(d) The obligations of Buyer under this Section 7.3.8 shall survive the Closing.

7.4 Natural Hazard Disclosure Requirement Compliance. Buyer and Seller acknowledge that Seller is required to disclose whether the Property lies within the following natural hazard areas or zones: (1) a special flood hazard area (any type Zone “A” or “V”) designated by the Federal Emergency Management Agency (Cal. Gov. Code § 8589.3); (2) an area of potential flooding shown on a dam failure inundation map designated pursuant to Cal. Gov. Code § 8589.5 (Cal. Gov. Code § 8589.4); (3) a very high fire hazard severity zone designated pursuant to Cal. Gov. Code § 51178 or 51179 (in which event the owner maintenance obligations of Cal. Gov. Code § 51182 would apply) (Cal. Gov. Code § 51183.5); (4) a wildland area that may contain substantial forest fire risks and hazards designated pursuant to Cal. Pub. Resources Code § 4125 (in which event [i] the property owner would be subject to the maintenance requirements of Cal. Pub. Resources Code § 4291 and [ii] it would not be the state’s responsibility to provide fire protection services to any building or structure located within the wildland area except, if applicable, pursuant to Cal. Pub. Resources Code § 4129 or pursuant to a cooperative agreement with a local agency for those purposes pursuant to Cal. Pub. Resources Code § 4142) (Pub. Resources Code § 4136); (5) an earthquake fault zone (Pub. Resources Code § 2621.9); or (6) a seismic hazard zone (and, if applicable, whether a landslide zone or liquefaction zone) (Pub. Resources Code § 2694). Buyer and Seller acknowledge that they have employed the services of JCP Geologists, Inc., 321 Warren Avenue, Fremont, California 94539, (800) 748-5233, reports@JCP-Inc.com/other (which, in such capacity is herein called “Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by government agencies for the purpose of enabling Seller to fulfill its disclosure obligations with respect to the natural hazards referred to in California Civil Code Section 1103(c) and to report the result of its examination to Buyer and Seller in writing. As contemplated in California Civil Code Section 1103.2(b), if an earthquake fault zone, seismic hazard zone, very high fire hazard severity zone or wildland fire area map or accompanying information is not of sufficient accuracy or scale for the Natural Hazard Expert to determine if the Property is within the respective natural hazard zone, then for purposes of the disclosure the Property shall be considered to lie within such natural hazard zone. The written report prepared by the Natural Hazard Expert regarding the results of its examination fully and completely discharges Seller from its disclosure obligations referred to herein, and, for the purpose of this Agreement, the provisions of Civil Code Section 1102.4 regarding the non-liability of Seller for errors or omissions not within in its personal knowledge shall be deemed to apply and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above. The obligations of Seller are several (and not joint and not joint and several) and, without limitation, in no event shall Seller have any responsibility for matters not actually known to Seller, without any duty of inquiry on the part of Seller or any constructive or imputation of knowledge to Seller. The matters described herein shall be strictly limited to Seller’s knowledge. THESE HAZARDS MAY LIMIT BUYER’S ABILITY TO DEVELOP THE PROPERTY, TO OBTAIN INSURANCE, OR TO RECEIVE ASSISTANCE AFTER A DISASTER. THE MAPS ON WHICH THESE DISCLOSURES ARE BASED ONLY ESTIMATE WHERE NATURAL HAZARDS EXIST. THEY ARE NOT DEFINITIVE INDICATORS OF WHETHER OR NOT A PROPERTY WILL BE AFFECTED BY A NATURAL DISASTER. BUYER MAY WISH TO OBTAIN PROFESSIONAL ADVICE REGARDING THOSE HAZARDS AND OTHER HAZARDS THAT MAY AFFECT THE PROPERTY.

8. DISCLAIMER AND RELEASE. AS AN ESSENTIAL INDUCEMENT TO SELLER TO ENTER INTO THIS AGREEMENT, AND AS PART OF THE DETERMINATION OF THE PURCHASE PRICE, BUYER ACKNOWLEDGES, UNDERSTANDS AND AGREES AS OF THE DATE HEREOF AND AS OF THE CLOSING DATE AS FOLLOWS:

8.1 DISCLAIMER.

8.1.1 AS-IS, WHERE-IS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 7.1 OR IN THE SELLER CLOSING DOCUMENTS, (A) THE SALE OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS, WHERE IS” BASIS, AND (B) SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY OR ANY OTHER MATTER WHATSOEVER, INCLUDING ANY REPRESENTATION OR WARRANTY CONCERNING TITLE TO THE PROPERTY, THE PHYSICAL CONDITION OF THE PROPERTY (INCLUDING THE

CONDITION OF THE SOIL OR THE IMPROVEMENTS), THE ENVIRONMENTAL CONDITION OF THE PROPERTY (INCLUDING THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES ON OR RESPECTING THE PROPERTY), THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAWS AND REGULATIONS (INCLUDING ZONING AND BUILDING CODES OR THE STATUS OF DEVELOPMENT OR USE RIGHTS RESPECTING THE PROPERTY), THE FINANCIAL CONDITION OF THE PROPERTY OR ANY OTHER REPRESENTATION OR WARRANTY RESPECTING ANY INCOME, EXPENSES, CHARGES, LIENS OR ENCUMBRANCES, RIGHTS OR CLAIMS ON, AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF.

8.1.2 SOPHISTICATION OF BUYER. BUYER IS A SOPHISTICATED BUYER WHO IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF REAL ESTATE PROJECTS SIMILAR TO THE PROPERTY AND, DURING THE DUE DILIGENCE PERIOD, BUYER SHALL HAVE ADEQUATE OPPORTUNITY TO COMPLETE ALL PHYSICAL AND FINANCIAL EXAMINATIONS (INCLUDING ALL OF THE EXAMINATIONS, REVIEWS, AND INVESTIGATIONS REFERRED TO IN SECTION 4.2 OF THIS AGREEMENT) RELATING TO THE ACQUISITION OF THE PROPERTY HEREUNDER IT DEEMS NECESSARY, AND WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF AND IN RELIANCE UPON SUCH EXAMINATIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER (OTHER THAN AS EXPRESSLY PROVIDED IN SECTION 7.1 OR IN THE SELLER CLOSING DOCUMENTS).

8.1.3 DUE DILIGENCE MATERIALS. ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER OR IS AGENTS WITH RESPECT TO THE PROPERTY IS SOLELY FOR BUYER’S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES. SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO (AND EXPRESSLY DISCLAIMS ALL) REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION (EXCEPT TO THE EXTENT PROVIDED IN SECTION 7.1). EXCEPT AS MAY BE EXPRESSLY SET FORTH IN SECTION 7.1, SELLER SHALL NOT BE LIABLE FOR ANY MISTAKES, OMISSIONS, MISREPRESENTATION CONTAINED IN ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISALS, ENVIRONMENTAL ASSESSMENT REPORTS, OR OTHER INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF FURNISHED BY (A) SELLER OR ANY PARTNERSHIP, LIMITED LIABILITY COMPANY, CORPORATION, TRUST OR OTHER ENTITY THAT HAS OR ACQUIRES A DIRECT OR INDIRECT INTEREST IN SELLER, (B) ANY DIRECT OR INDIRECT MEMBER, MANAGER, PARTNER, ADVISOR, TRUSTEE, BENEFICIARY, DIRECTOR, SHAREHOLDER, EMPLOYEE, PARTICIPANT, REPRESENTATIVE OR AGENT IN OR OF SELLER OR OF ANY ENTITY THAT HAS OR ACQUIRES A DIRECT OR INDIRECT INTEREST IN SELLER, OR (C) ANY REAL ESTATE BROKER, AGENT, OR OTHER PERSON OR ENTITY ACTING ON SELLER’S BEHALF (COLLECTIVELY, “SELLER RELATED PARTIES”). EXCEPT AS TO MATTERS SPECIFICALLY SET FORTH IN SUBSECTION 7.1.1, IN SECTION 7.3, AND IN THE SELLER CLOSING DOCUMENTS, BUYER WILL ACQUIRE THE PROPERTY SOLELY ON THE BASIS OF ITS OWN PHYSICAL AND FINANCIAL EXAMINATIONS, REVIEWS AND INSPECTIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY.

8.2 RELEASE. BUYER AGREES THAT THE ENVIRONMENTAL COVENANT CONTAINS CERTAIN RELEASES OF SELLER AND “SELLER RELATED PARTIES” (AS DEFINED THEREIN), WHICH SHALL BE EFFECTIVE AS OF THE CLOSING.

8.3 SURVIVAL. THIS SECTION 8 SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT AND THE CLOSING.

9. DISPOSITION OF DEPOSIT.

9.1 DEFAULT BY SELLER. IF THE TRANSACTION HEREIN PROVIDED SHALL NOT BE CLOSED SOLELY BY REASON OF SELLER’S DEFAULT UNDER THIS AGREEMENT, THEN BUYER SHALL BE ENTITLED ELECT EITHER ONE OF THE FOLLOWING ALTERNATIVES, AS ITS SOLE REMEDY IN CONNECTION WITH SUCH DEFAULT: (A) RECEIVE A RETURN OF THE DEPOSIT AND BE REIMBURSED BY SELLER FOR BUYER’S OUT-OF-POCKET EXPENSES INCURRED IN CONNECTION WITH THIS TRANSACTION, NOT TO EXCEED $200,000.00, AND NEITHER PARTY SHALL HAVE ANY FURTHER OBLIGATION OR LIABILITY TO THE OTHER (OTHER THAN THOSE OBLIGATIONS THAT EXPRESSLY SURVIVE A TERMINATION OF THIS AGREEMENT); (B) IF BUYER SHALL HAVE FULLY PERFORMED ITS OBLIGATIONS HEREUNDER AND SHALL BE READY, WILLING AND ABLE TO CLOSE (BUT WITHOUT THE REQUIREMENT OF DELIVERING THE ENTIRE PURCHASE PRICE INTO ESCROW BUT WITH A SHOWING THAT BUYER HAS THE RESOURCES TO DO SO), THEN BUYER SHALL BE ENTITLED TO SPECIFICALLY ENFORCE THIS AGREEMENT AS ITS SOLE AND EXCLUSIVE REMEDY (AND BUYER SHALL NOT BE ENTITLED TO BRING ANY OTHER ACTION, FOR DAMAGES OR OTHERWISE, BY REASON OF A DEFAULT BY SELLER PRIOR TO CLOSING), BUT SPECIFIC PERFORMANCE MAY NOT BE GRANTED OR AWARDED UNLESS BUYER HAS INSTITUTED AN ACTION FOR THE SAME WITHIN FORTY FIVE (45) DAYS AFTER THE CLOSING DATE (AS THE SAME MAY BE EXTENDED PURSUANT TO THE TERMS OF THIS AGREEMENT). NOTWITHSTANDING THE FOREGOING, IF SPECIFIC PERFORMANCE IS UNAVAILABLE AS A REMEDY TO BUYER BECAUSE OF SELLER’S AFFIRMATIVE INTENTIONAL ACT IN BREACH OF THIS AGREEMENT FOR THE PURPOSE OF AVOIDING THE TRANSACTION DESCRIBED IN THIS AGREEMENT, BUYER SHALL HAVE THE RIGHT TO RECEIVE A RETURN OF THE DEPOSIT AND, IN ADDITION, ANY CONSIDERATION IN EXCESS OF THE PURCHASE PRICE RECEIVED BY SELLER IN THE SALE OF THE PROPERTY TO A THIRD PARTY.

9.2 DEFAULT BY BUYER. IN THE EVENT THE TRANSACTION HEREIN PROVIDED SHALL NOT CLOSE SOLELY BY REASON OF BUYER’S DEFAULT UNDER THIS AGREEMENT, THEN THE DEPOSIT SHALL BE DELIVERED TO SELLER AS FULL COMPENSATION AND LIQUIDATED DAMAGES UNDER THIS AGREEMENT FOR SUCH FAILURE TO CLOSE. IN CONNECTION WITH THE FOREGOING, THE PARTIES RECOGNIZE THAT SELLER WILL INCUR EXPENSE IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, THAT THE PROPERTY WILL BE REMOVED FROM THE MARKET AND, FURTHER, THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO SELLER CAUSED BY THE BREACH BY BUYER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF BUYER’S BREACH OR DEFAULT. IN THE EVENT THE SALE OF THE PROPERTY SHALL NOT BE CONSUMMATED ON ACCOUNT OF BUYER’S DEFAULT, THEN THE RETENTION OF THE DEPOSIT SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT BY REASON OF SUCH DEFAULT, SUBJECT TO THE PROVISIONS OF THIS AGREEMENT (INCLUDING THIS SECTION 9.2) THAT EXPRESSLY SURVIVE A TERMINATION OF THIS AGREEMENT.

/s/ MF	/s/ JMP
Seller’s Initials	Buyer’s Initials

9.3 Closing. In the event the transaction herein provided shall close, the Deposit shall be applied as a partial payment of the Purchase Price.

9.4 Other Remedies. Nothing in Section 9.1 or 9.2 above shall limit Seller’s and Buyer’s respective rights and remedies against the other with respect to the parties’ respective obligations to indemnify and hold the other party harmless pursuant to any provision contained in this Agreement, or with respect to any other obligations which survive the Closing under the terms of this Agreement, subject to the terms and limitations set forth in this Agreement.

9.5 Survival. The terms of this Section 9 shall survive any termination of this Agreement.

10. Miscellaneous.

10.1 Brokers.

10.1.1 Except as provided in Section 10.1.2 below, Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with the sale contemplated by this Agreement. In the event of a claim for broker’s or finder’s fee or commissions in connection with the sale contemplated by this Agreement, then Seller shall indemnify, defend and hold harmless Buyer from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Buyer shall indemnify, defend and hold harmless Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Buyer.

10.1.2 Seller shall pay all broker commissions, fees or other charges to Eastdil Secured (“Broker”) or other broker that may claim brokerage commissions, fees or other compensation associated with this Agreement. Seller and Buyer hereby respectively represent and warrant to each other that, other than Broker, no broker or finder has been engaged by such party in connection with the transaction contemplated by this Agreement, and no outstanding fee or commission is due to any broker engaged by such party other than Broker. Broker shall have no rights by reason of this Agreement.

10.1.3 The obligations and agreements of Seller and Buyer under this Section 10.1 shall survive the Closing until December 31, 2013, or any termination of this Agreement.

10.2 Limitation of Liability.

10.2.1 Notwithstanding anything to the contrary contained in this Agreement or in the Seller Closing Documents, if the Closing of the transaction hereunder shall have occurred:

(a) Seller shall have no liability in connection with this Agreement or the Seller Closing Documents unless Buyer’s valid claims against Seller for breaches and/or indemnifications under this Agreement and under the Seller Closing Documents collectively total more than $100,000.00 (after which, Seller’s liability for valid claims shall begin from zero); provided, however, the foregoing limitation shall not apply to Seller’s obligations with respect to prorations and payments under Section 5.4.

(b) The entire liability of Seller under this Agreement and under the Seller Closing Documents, excluding Seller’s obligations with respect to prorations and payments under Section 5.4, shall not exceed $3,000,000.00 (the “CAP Amount”).

(c) The entire liability of Buyer under this Agreement and under the Seller Closing Documents, excluding Buyer’s obligations under the Environmental Covenant, shall not exceed the CAP Amount; provided, however, nothing in this Section 10.2 shall limit Seller’s remedies under Section 9.2 of this Agreement, and provided, further, the foregoing limitation shall not apply to Buyer’s obligations with respect to prorations and payments under Section 5.4.

(d) Notwithstanding anything to the contrary in this Agreement or any other document, in no event shall Seller or Buyer be liable for any consequential, punitive or speculative damages.

(e) Except as otherwise provided in Section 10.10.2 below, no constituent member or partner in or agent of Seller, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, member, partner, participant, representative or agent of any partnership, limited liability company, corporation, trust or other entity that has or acquires a direct or indirect interest in Seller, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent member or partner in Seller (or in any other constituent member or partner of Seller), nor any obligation of any constituent member or partner in Seller (or in any other constituent member or partner of Seller) to restore a negative capital account or to contribute capital to Seller (or to any other constituent member or partner of Seller), shall at any time be deemed to be the property or an asset of Seller or any such other constituent member or partner (and neither Buyer nor any of its successors or assigns shall have any right to (or any right to require Seller to) collect, enforce or proceed against or with respect to any such negative capital account or a member’s or partner’s obligation to restore or contribute).

10.2.2 The foregoing shall be in addition to, and not in limitation of, any further limitation of liability that might otherwise apply (whether by reason of Buyer’s waiver, relinquishment or release of any applicable rights or otherwise).

10.3 Exhibits; Entire Agreement; Modification. All exhibits attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in (and shall be deemed to be a part of) this Agreement. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters. This Agreement may not be modified or amended except by written agreement signed by both parties.

10.4 Time of the Essence. Time is of the essence of this Agreement. However, whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-business day, then such period (or date) shall be extended until the immediately following business day. As used herein, “business day” means any day other than a Saturday, Sunday or federal or California state holiday.

10.5 Interpretation. Section headings shall not be used in construing this Agreement. Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto. The words “herein”, “hereof”, “hereunder”, “hereby”, “this Agreement” and other similar references shall be construed to mean and include this Agreement and all amendments and supplements hereto unless the context shall clearly indicate or require otherwise. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner. As used herein, the word “and” shall mean “and/or”. Except as otherwise indicated, all Exhibit and Section references in this Agreement shall be deemed to refer to the Exhibits and Sections in this Agreement. As used herein, “good faith” has the meaning set forth for the same in Section 1-201(19) of the Uniform Commercial Code, as adopted in the State of California as of the date of this Agreement.

10.6 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California, without regard to any issues concerning conflicts of law.

10.7 Successors and Assigns. This Agreement may be assigned by Buyer in whole (but not in part) to an affiliate of Buyer which Buyer controls or which is under common control with Buyer, without the prior written consent of Seller, provided that Buyer, not less than three (3) business days prior to Closing, shall have delivered to Seller written notice of such assignment together with an executed copy of an assignment instrument which shall contain an assumption by the assignee of all of Buyer’s obligations under this Agreement in a form reasonably approved by Seller. Except as described in the preceding sentence, Buyer may not assign or transfer its rights or obligations under this Agreement either directly or indirectly (whether by outright transfer, transfer of ownership interests or otherwise) without the prior written consent of Seller in Seller’s sole and absolute discretion.

In the event of an assignment, the assignee shall assume in writing all of the assignor’s obligations hereunder, but such assignor shall not be released from its obligations hereunder until the Closing. No consent given by Seller to any transfer or assignment of Buyer’s rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Buyer’s rights or obligations hereunder. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.

10.8 Notices. Any notice which a party is required or may desire to give the other shall be in writing and may be sent by personal delivery, by mail (either [i] by United States certified mail, return receipt requested, postage prepaid, or [ii] by Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery or [iii] by electronic or facsimile transmission, with a copy thereof to be sent simultaneously in the manner described in either [i] or [ii] above, addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given):

To Buyer:

Cole Real Estate Investments

2325 E. Camelback Road

Suite 1100

Phoenix, Arizona 85016

Attention: Legal Department – Real Estate

Telecopier: (480) 449-7012

Email: Jpons@Colecapital.com

With Copy To:

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road NE

Atlanta, Georgia 30326

Attention: Andrew C. Williams

Telecopier: (404) 365-9532

Email: awilliams@mmmlaw.com

To Seller:

c/o Vornado Realty Trust

888 7th Avenue

New York, New York 10019

Attention: Michael Schnitt

Telecopier: (212) 894-7071

Email: mschnitt@VNO.com

With Copy To:

Greenberg Traurig LLP

1900 University Avenue, Fifth Floor

East Palo Alto, California 94303

Attention: Real Estate Notices (RCS)

Telecopier: (650) 462-7870

Email: singler@gtlaw.com

If to Escrow Agent:

First American Title Insurance Company

Escrow Agent

633 Third Avenue, 16th Floor

New York, New York 10017

Attention: Hilary A. Kruce

Telecopier: (212) 331-1433

Email: HKruce@firstam.com

File Reference: NCS-583615-CA

Any notice given via overnight mail shall be deemed delivered the next business day. Any notice given via facsimile or electronic mail shall be deemed delivered upon completion of the facsimile or electronic transmission the same day if the completion of such transmission is completed on or before 5:00 PM, California time, or the next business day, if such transmission is completed after 5:00 PM, California time. Any notice given by mail shall be deemed to have been delivered three (3) days after being deposited into the mail.

10.9 Third Parties. Nothing in this Agreement (except Sections 8.2 and 10.2), whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties hereto and their respective successors and assigns, nor, except for Sections 8.2 and 10.2, is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third parties any right of subrogation or action over or against any party to this Agreement. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.

10.10 Certain Obligations.

10.10.1 Cole Credit Property Trust IV, Inc., a Maryland corporation (“Buyer Principal”), hereby executes this Agreement for the sole purpose of agreeing that, if the Closing occurs, Buyer Principal shall be primarily and jointly and severally liable with Buyer and its successors and assigns for the obligations of Buyer under the Environmental Covenant and under Section 7.3.8 of this Agreement. In addition, Buyer Principal shall be responsible for the obligations of Buyer under Sections 4.2.2 and 4.2.3 of this Agreement insofar as such obligations relate to Information Materials relating to environmental matters regardless of whether the Closing occurs. The obligations of Buyer Principal are primary (as if Buyer Principal had signed the Environmental Covenant directly), and not as a guarantor or surety, and Seller and Seller Related Parties may enforce the same directly against Buyer Principal without proceeding against Buyer or its successors and assigns, and Buyer Principal’s obligations under this Section 10.10 shall survive the Closing under this Agreement indefinitely, and any subsequent conveyance of all or any portion of the Property by Buyer. Buyer Principal represents and warrants to Seller and Seller Principal that as of the Closing Date, Buyer Principal will have a net worth calculated in accordance with GAAP of at least $300,000,000 (“Minimum Net Worth”), and Buyer Principal (or a “Permitted Successor”, as defined below) shall continue to maintain such Minimum Net Worth for a period of at least two years beyond the date the “Groundwater NFA” (as defined in the Environmental Covenant) is obtained, or if the Groundwater NFA contains any monitoring or other ongoing requirements, such Minimum Net Worth shall be maintained until two years after the expiration of such monitoring and other ongoing requirements. As used herein, a “Permitted Successor” shall mean an entity which: (i) is an Affiliate of any successor owner of the Property which becomes subject to the Environmental Covenant (“Successor Owner”), (ii) assumes, pursuant to an instrument satisfactory to Seller Principal, on a joint and several and primary basis, all of Successor Owner’s obligations under the Environmental Covenant, and (iii) meets, as of the date of such assumption, the Minimum Net Worth as verified by Seller Principal.

10.10.2 Vornado Realty L.P., a Delaware limited partnership (“Seller Principal”), hereby executes this Agreement for the sole purpose of agreeing that, if the Closing occurs, and subject to the limitations on liability and survival limitations contained herein and therein, Seller Principal shall be primarily and jointly and severally liable with Seller for the obligations of Seller which survive the Closing under Sections 4.3.2, 5.4, 7.1, and 10.1 of this Agreement and under the Assignment of Leases, the Bill of Sale, Assignment and Assumption, and the Seller Closing Certificate. The obligations of Seller Principal shall be primary, and not as a guarantor or surety, and Buyer may enforce the same directly against Seller Principal without proceeding against Seller.

10.11 WAIVER OF JURY TRIAL.

10.11.1 TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN RESPECT OF ANY FORM OF CAUSE OF ACTION, CONTROVERSY, DISPUTE OR CLAIM (WHETHER BY WAY OF COMPLAINT, CROSS-COMPLAINT OR COUNTERCLAIM, OR OTHERWISE, AND WHETHER ARISING AT LAW OR IN EQUITY) RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTION TO WHICH IT RELATES. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT AND THE TRANSACTION TO WHICH THIS AGREEMENT RELATES.

10.11.2 If the waiver of jury trial set forth in Section 10.11.1 above is not enforceable for any reason, then the parties hereby agree that, to the extent allowed by law, any dispute, controversy or other claim arising out of or relating to this Agreement for the breach or interpretation hereof shall, at the written request of either party, be resolved by general Judicial Reference pursuant to California Code of Civil Procedure Sections 638 and 641 through 645 or any successor statutes hereto. The parties shall select a single neutral referee, who shall be a retired state or federal judge. In the event the parties cannot agree upon a referee, the referee shall be appointed by the court. The referee shall determine all issues relating to the dispute, controversy or claim, and shall report a statement of decision to the court. The parties shall equally bear the fees and expenses of the referee, unless the referee otherwise provides in the statement of decision. However, the prevailing party shall be entitled to reimbursement of attorney fees, costs, and expenses incurred in connection with the reference. The parties agree that each party shall have the right to cause an appeal to be taken from the referee’s decision to a court of competent jurisdiction in the same manner as a judicial appeal arising out of an order or judgment from a California superior court in a civil action and all of the same rules, rights and remedies shall be applied to both parties with respect to any such appeal including matters of fact, matters of law, standards for review and substantive and procedural laws. Judgment may be entered upon any such final decision in accordance with applicable law in any court having jurisdiction thereof. The referee (if permitted under applicable law) or such court may issue a writ of execution to enforce the referee’s decision.

10.12 Legal Costs. The parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, all deeds and other agreements pertaining to this transaction and that such legal costs shall not be part of the closing costs. In addition, if either Buyer or Seller brings any suit or other proceeding, including an arbitration proceeding, with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the court, agency, arbitrator or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation actually incurred. The foregoing includes attorneys’ fees, expenses and costs of investigation (including those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes. The provisions of this Section 10.12 shall survive at Closing or any termination of this Agreement.

10.13 No Recordation. In no event shall this Agreement or any document or other memorandum related to the subject matter of this Agreement be recorded without the consent of Seller.

10.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. A signature via facsimile transmission (or an email with a pdf attachment with a signature) shall have the same force and effect as an original signature hereto.

10.15 Effectiveness. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto. The act of Seller or any Seller representative providing this Agreement to any party shall not be construed or considered to be an offer of any kind.

10.16 Press Releases. After the Closing, any press release or other public disclosure regarding this Agreement or the transaction contemplated hereby shall not be made without Seller’s and Buyer’s prior written consent, not to be unreasonably withheld. Prior to the Closing, neither Seller nor Buyer shall issue any press release or public statement with respect to the transaction contemplated by this Agreement without the prior written consent of the other, except to the extent provided in Section 4.2.3.

10.17 No Waiver. No waiver by a party of any breach of this Agreement or of any warranty or representation hereunder by the other party shall be deemed to be a waiver of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a party after any breach by the other party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other party, whether or not the first party knows of such breach at the time it accepts such payment or performance. No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default.

10.18 Tax Deferred Exchange. Buyer and Seller acknowledge and agree that either party hereto (the “Exchange Party”) may assign its interest in this Purchase Agreement to an “qualified intermediary” or “exchange accommodation title holder” as defined in the Internal Revenue Code of 1986, as amended or its related United States Treasury Regulations (the “Code”), or in the case of Seller, to the owner of a property identified by Seller as the exchange property) for the purpose of completing an exchange of the Property in a transaction which will qualify for treatment as a tax deferred exchange pursuant to the provisions of Section 1031 of the Code and applicable state revenue and taxation code sections (a “1031 Exchange”). The other party thereto (the “Non-Exchange Party”) agrees to provide reasonable cooperation requested by the Exchange Party in implementing any such assignment and 1031 Exchange, including the execution of any necessary documentation in connection therewith and, an in the case of the Buyer, payment of the Purchase Price to a facilitator identified by the Exchange Party, provided that such cooperation shall not entail any additional expense or liability to the Non-Exchange Party beyond its existing obligations under the Purchase Agreement and the Exchange Party shall reimburse the Non-Exchange Party, upon demand, for any expense incurred by the Non-Exchange Party relating to such 1031 Exchange (other than its attorneys’ fees in reviewing the documentation for the 1031 Exchange), and further, that the Non-Exchange Party shall not be obligated to take title to any property, other than the Property, in the case of Buyer, and no such exchange shall delay the Closing (subject to Seller’s rights to extend the Closing under Section 5). The accomplishment of a like-kind exchange shall not be a condition to the Exchanging Party’s obligations or to Closing, and the Exchanging Party’s failure to locate an exchange property or to consummate a like-kind exchange for any reason or for no reason at all shall in no way relieve the Exchange Party of its obligations under this Purchase Agreement.

10.19 Rights of First Refusal. If any of the Leases contain tenant rights of first refusal or rights of first offer to purchase the Property (either such right, a “ROFR”), Seller shall deliver a written right of first refusal or offer notice to the applicable Tenant in accordance with the requirements of the applicable ROFR within five (5) days after the Effective Date. Seller agrees that if any Tenant gives notice of its intent to exercise its ROFR under its Lease or does actually exercise such ROFR, this Agreement shall be deemed to terminate, provided that Buyer shall receive a full return of the Deposit and Seller shall promptly reimburse to Buyer all reasonable out-of-pocket and third party property diligence expenses incurred by Buyer, including, without limitation, reasonable attorneys’ fees and costs, not to exceed $200,000.00.

10.20 SEC S-X 3-14 Audit. In order to enable Buyer to comply with reporting requirements, Seller agrees to provide Buyer and its representatives information sufficient for Buyer to comply with SEC Rule 3-14 of Regulation S-X, including Seller’s most current financial statements relating to the financial operation of the Property for the current fiscal year and the most recent pre-acquisition fiscal year, and upon request, support for certain operating revenues and expenses specific to the Property. Seller understands that certain of such financial information may be included in filings required to be made by Buyer with the U.S. Securities and Exchange Commission. This Section 10.20 shall survive Closing for a period of one (1) year. In no event shall any information furnished by Seller under this Section 10.20 constitute any express or implied representation whatsoever of such financial statements or other information provided in this Section 10.20.

10.21 Survival. The agreements of Buyer and Seller contained in this Section 10 shall survive the Closing or any termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

WPV SAN JOSE, LLC, a Delaware limited liability company

By:	Vornado San Jose, L.L.C.,
a Delaware limited liability company
Its Member

	By:	Vornado Realty L.P.,
a Delaware limited partnership, its sole member

		By:	Vornado Realty Trust,
a Maryland corporation, its general partner

			By:	/s/ Michael Fascitelli
			Name:	Michael Fascitelli
			Title:	President and CEO

BUYER:

COLE CCPT IV ACQUISITIONS, LLC, a
Delaware limited liability company

By:	Cole REIT Advisors IV, LLC, a Delaware
limited liability company, is Manager

	By:	/s/ John M. Pons
	Name:	John M. Pons
	Title:	Executive Vice President

BUYER PRINCIPAL:

COLE CREDIT PROPERTY TRUST IV, INC., a Maryland corporation

By:	/s/ John M. Pons
Name:	John M. Pons
Title:	Authorized Officer

SELLER PRINCIPAL:

VORNADO REALTY L.P., a Delaware limited partnership, its sole member

By:	Vornado Realty Trust,
a Maryland corporation,
its general partner

	By:	/s/ Michael Fascitelli
	Name:	Michael Fascitelli
	Title:	President and CEO